Exhibit 5.1

Lenz & Staehelin

Route de Chêne 30

CH-1211 Geneva 6

Tel: +41 58 450 70 00

Fax: +41 58 450 70 01

Bleicherweg 58

CH-8027 Zurich

Tel: +41 58 450 80 00

Fax: +41 58 450 80 01

Avenue du Tribunal-Fédéral 34

CH-1005 Lausanne

Tel: +41 58 450 70 00

Fax: +41 58 450 70 01

www.lenzstaehelin.com

ObsEva SA

Attn. Mr. Fabien de Ladonchamps

Chemin des Aulx 12

1228 Plan-les-Ouates

Geneva, February 22nd, 2017

20156.010 / / VALER

Registration Statement on Form S-8

Ladies and Gentlemen,

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or around February 22nd, 2017 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 4,172,623, par value of 1/13 of CHF 1 each, of ObsEva S.A., a Swiss corporation (the “Shares”), subject to issuance by ObsEva S.A. (the “Company”) upon the exercise of stock options granted under the 2017 Equity Incentive Plan (the “Plan”). As your legal counsel, we have examined, strictly under Swiss law, the proceedings taken and proposed to be taken by you in connection with the issuance and sale of such Shares under the Plan.

Strictly limited to Swiss law and assuming that (i) all Shares are issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, and (ii), as to any new Shares to be issued out of the conditional capital of the Company that may be used to satisfy any obligations of the Company under the Plan, the due execution and delivery of, and the taking of necessary actions under, an agreement between the Company and a Swiss bank for the issuing of Shares from the Company’s conditional capital, it is our opinion that any Shares to be issued will be validly issued, fully paid and non-assessable.

Partners Geneva: Andreas von Planta • Shelby R du Pasquier • Guy Vermeil • Mark Barmes* • François Rayroux • Jean-Blaise Eckert • Daniel Tunik • Olivier Stahler • Andreas Rötheli • Xavier Favre-Bulle • Benoît Merkt • David Ledermann • Jacques Iffland • Daniel Schafer • Miguel Oural • Fedor Poskriakov • Frédéric Neukomm • Cécile Berger Meyer • Rayan Houdrouge • Floran Ponce

Zurich: Rudolf Tschäni • Patrick Hünerwadel • Stefan Breitenstein • Matthias Oertle • Martin Burkhardt • Heini Rüdisühli • Marcel Meinhardt • Patrick Schleiffer • Thierry Calame • Beat Kühni • Lukas Morscher • Tanja Luginbühl • Prof. Jürg Simon • Matthias Wolf • Hans-Jakob Diem • Prof. Pascal Hinny • Harold Frey • Marcel Tranchet • Tino Gaberthüel • Astrid Waser • Stephan Erni • Roland Fischer Dominique Müller

Lausanne: Lucien Masmejan

Admitted to the Bar	* Solicitor (England & Wales)

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Jean-Blaise Eckert

LENZ & STAEHELIN

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